Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3D (File No. 333-182768) of our report dated March 12, 2013 (March 28, 2014, as to the effects of discontinued operations as disclosed in Note 19), relating to our audit of the consolidated financial statements of INREIT Real Estate Investment Trust which is included the annual report INREIT Real Estate Investment Trust on Form 10-K for the year ended December 31, 2013.

/s/ Widmer Roel PC

Fargo, North Dakota

March 28, 2014